Exhibit 4.20

Mecantile Discount Bank Ltd.

Meitar Branch 603

2 Hameyasdim Blvd. , Meitar

Tel: 076-8060300 Fax: 08-6512501

Date: July 2, 2014

For internal use by the Bank
Customer Name	Verint Ltd.
Primary Acct. No.	28995
Follow up file number

To

Verint Ltd.

Priv. Corp. 511281354

Dear Sir/Madam,

Re: Authorization of credit framework

Account number 28995

As per your request I hereby notify you that upon completion of the examination of the account documents, at your disposal in account number 28995 in the name of Viryanet Ltd., in the Meitar Branch will be a credit framework as follows:

1.	General conditions:

The consent of the Bank to allocate credit pursuant to the framework detailed below is subject to:

1.1.	The fulfilling of your obligations to the Bank, as detailed in the Bank documents signed or that will be signed and the provision of all of the requisite guarantees, whether if explicit in this document or not, to the Bank’s satisfaction.
1.2.	The Bank is permitted to change the sum of the framework and its terms, as well as to cancel it at any time according to its sole discretion.
1.3.	Neither this credit framework nor the authorization document constitute any kind of obligation by the bank, this obligation exists only with regard to specific agreements signed.

2.	Credit:
2.1.	Credit Items:

Credit Items	The Sum (in NIS thous.)	Notes/Limitations
Overdraft ILS /foreign currency	1,300
Short term loans up to 60 days	1,000	Against an invoice in the name of the American Subsidiary, that are endorsed to Viryanet (rate of financing 85% of the sum of the invoice)
Monetary and non-monetary guarantees	300
Total Credit Framework	2,600

Mecantile Discount Bank Ltd.

Meitar Branch 603

2 Hameyasdim Blvd. , Meitar

Tel: 076-8060300 Fax: 08-6512501

2.2.	Credit Terms:

For the allocation of credit the Bank will assess fees and interest as is acceptable.

3.	Guarantees / Guarantors

In order to safeguard the credit the following assets will be placed under lien to the Bank:

3.1.	Liquid Guarantees

Guarantee	Value
Deposits and/or savings plans	1 million shekels

3.2.	Guarantees and Guarantors
•	Personal guarantee signed by the Chairman of the Company, Shmuel Hacohen, with no limitation regarding the sum to guarantee the entire debt.
•	A guarantee from Jerusalem HiTech Founders Ltd. with no limitation regarding the sum to guarantee the entire debt.

3.3.	Special Terms / Agreements (such as” Financial relationship, capital benefit, ongoing lien etc.)
•	Undertaking to maintain accounting capital pursuant to the document dated 17/06/2014.
•	An undertaking for a capital benefit dated 12/06/2014.
•	A floating charge to guarantee any of the Company’s debt.

4.	Validity of the Authorization
4.1.	The aforementioned in this document is valid as long as it is not changed or cancelled as detailed in section 1.2 above and at the most for a period of a half year from this letter.
4.2.	This authorization invalidates any previous authorization.

Respectfully

Mercantile Discount Bank Ltd.

Distribution:

1.	Customer
2.	Customer file in the commercial department‘
3.	Customer file in the branch